Exhibit 5

INVESTOR AGREEMENT

among

CENOVUS ENERGY INC.

- and -

CONOCOPHILLIPS COMPANY

Effective as of May 17, 2017

INVESTOR AGREEMENT

THIS AGREEMENT is effective as of May 17, 2017.

AMONG:

CENOVUS ENERGY INC., a corporation formed under the laws of Canada

(“Cenovus”)

- and -

CONOCOPHILLIPS COMPANY, a corporation formed under the laws of Delaware

(“ConocoPhillips”)

WHEREAS in connection with the indirect acquisition of certain assets from ConocoPhillips to be completed on the date hereof, Cenovus will issue Common Shares (as defined herein) to ConocoPhillips in partial consideration of the purchase price thereof (the “Acquisition Transaction”);

AND WHEREAS in connection with Common Shares to be issued pursuant to the Acquisition Transaction, the Parties wish to enter into this Agreement to provide for certain matters relating to the relationship between Cenovus and each of the ConocoPhillips Entities, as shareholders of Cenovus;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Definitions

In this Agreement:

(a)           “Affiliate” means as follows: a Person (first Person) is considered to be an Affiliate of another Person (second Person) if the first Person: (i) acting alone or jointly or in concert with another Person, Controls, either directly or indirectly, the second Person, or (ii) is Controlled, directly or indirectly, by the second Person, or (iii) is Controlled, directly or indirectly, by another Person that, acting alone or jointly or in concert with another Person, Controls, directly or indirectly, the second Person; provided, however, that except to the extent expressly provided otherwise, the determination of whether a Person is an Affiliate of another Person shall be made on the basis that no ConocoPhillips Entity is an Affiliate of Cenovus or any of its Subsidiaries and vice versa;

(b)           “Agreement” means this investor agreement, as amended, restated or modified from time to time;

(c)           “Applicable Securities Laws” means, collectively, (i) the securities legislation of each of the provinces and territories of Canada, and all rules, regulations, blanket orders, instruments and policies established thereunder or issued by the Canadian Securities Regulatory Authorities, and including the rules and policies of the Toronto Stock Exchange, all as amended from time to time, and (ii) the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, and all applicable state securities legislation of any state in the United States, together in each case with all rules, regulations and orders promulgated thereunder, and including the rules of the New York Stock Exchange, all as amended from time to time; and in all cases as are applicable to the relevant Person at the applicable time;

(d)           “block trade” includes (i) a “block trade” as such trades are defined and reported by the Toronto Stock Exchange, being a trade with a volume of 10,000 shares or more and a value of $100,000 or more, (ii) a “designated trade” under the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada (“UMIR”) which involve a distribution by a “Participant” (as defined in UMIR) of a significant block of shares, and (iii) any similar or corresponding definitions under the rules of any stock exchange or marketplace on which the Common Shares are listed or posted for trading or under the rules or requirements of the United Stated Financial Industry Regulatory Authority;

(e)           “Board of Directors” or “Board” means the board of directors of Cenovus;

(f)            “Business Day” means any day on which banks are generally open for the transaction of commercial business in Calgary, Alberta, but does not in any event include a Saturday or Sunday or statutory holiday in Alberta;

(g)           “Canadian Securities Regulatory Authorities” means the securities regulatory authorities in each of the provinces and territories of Canada;

(h)           “CBCA” means the Canada Business Corporations Act and the regulations thereunder, as amended, restated or modified from time to time;

(i)            “Change of Control Transaction” has the meaning ascribed thereto in Section 3.4;

(j)            “Common Shares” means the common shares in the capital of Cenovus and includes any shares of Cenovus into which such shares may be converted, reclassified, subdivided, consolidated, exchanged or otherwise changed, whether pursuant to a reorganization, amalgamation, merger, arrangement or other form of reorganization;

(k)           “Confidential Information” has the meaning ascribed thereto in Section 4.2;

(l)            “Control” means as follows: a Person (first Person) is considered to Control another Person (second Person) if:

(i)            the first Person directly or indirectly possesses the power to direct or cause the direction of the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise;

(ii)           the first Person beneficially owns, or controls or directs, directly or indirectly, securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person;

(iii)          the second Person is a partnership, other than a limited partnership, and the first Person directly or indirectly holds more than 50% of the interests of the partnership;

(iv)          the second Person is a limited partnership and the first Person (A) is the general partner of the limited partnership or (B) beneficially owns, or controls or directs, directly or indirectly, securities of the general partner of the limited partnership carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the general partner of the limited partnership; or

(v)           the second Person is a trust and the first Person (A) is the trustee of the trust, or (B) beneficially owns, or controls or directs, directly or indirectly, interests in the trust sufficient to directly or indirectly control all or certain activities of the trust;

(m)          “Convertible Security” means any security that is convertible into, exchangeable for, or exercisable to acquire Common Shares;

(n)           “ConocoPhillips Entities” means ConocoPhillips and any Affiliate of ConocoPhillips who becomes, and is required to become, a party to this Agreement after the date hereof as a result of a permitted Transfer of Common Shares to such Affiliate pursuant to Sections 3.2(c)(iv) and 3.3 hereof, and “ConocoPhillips Entity” means any one of them;

(o)           “Governmental Authority” means any stock exchange or any court, tribunal or judicial or arbitral body or other governmental department, regulatory agency or body, commission, board, bureau, agency, or instrumentality of Canada or the United States, or of any country, state, province, territory, county, municipality, city, town or other political jurisdiction, whether domestic or foreign and whether now or in the future constituted or existing;

(p)           “Hedge” means, in respect of any Common Shares, to enter into any hedge, swap (including total return swap), derivative transaction, forward sale, futures contract, option, repurchase agreement, securities lending transaction, monetization transaction, financial instrument, insurance or other similar agreement or arrangement, or any combination thereof, or any other agreement, instrument, transaction or series of transactions that hedges, Transfers or has as the subject matter thereof, in whole or in part, directly or indirectly, any right or interest in any Common Shares, including the voting rights associated therewith or other economic consequence of ownership of such Common Shares, whether any such hedge, swap (including total return swap), derivative transaction, forward sale, futures contract, option, repurchase agreement, securities lending transaction, monetization transaction, financial instrument, insurance or other similar agreement or arrangement, or any combination thereof, or any other agreement, instrument, transaction or series of transactions, is to be settled by delivery of securities, in cash or otherwise;

(q)           “Informed Party” has the meaning ascribed thereto in Section 4.2;

(r)            “Law” means any law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, guideline, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, including, for greater certainty, Applicable Securities Laws;

(s)            “Parties” means, Cenovus, each ConocoPhillips Entity and their respective successors and permitted assigns hereunder, and “Party” means any one of them;

(t)            “Person” means any individual, partnership, limited partnership, limited liability partnership, limited or unlimited liability company or corporation, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal personal representative or Governmental Authority or entity however designated or constituted;

(u)           “Purchase Agreement” means the purchase and sale agreement dated as of March 29, 2017 among ConocoPhillips Company, ConocoPhillips Canada Resources Corp., ConocoPhillips Canada Energy Partnership, ConocoPhillips Western Canada

Partnership,  ConocoPhillips Canada (BRC) Partnership, and ConocoPhillips Canada E&P ULC as the vendors, and Cenovus Energy Inc. as the purchaser;

(v)           “Registration Rights Agreement” means the registration rights agreement dated the date hereof among Cenovus and ConocoPhillips;

(w)          “Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, consultants, advisers, agents or other Person acting on behalf of the first Person;

(x)           “Subsidiary” means a Person that is Controlled directly or indirectly by another Person; and

(y)           “Transfer” includes any sale, exchange, disposition, assignment, gift, bequest, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership or other ownership interest (including in respect of any associated voting rights) passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value and whether directly or indirectly in any manner whatsoever, and includes any agreement to effect any of the foregoing and, in the case of Common Shares includes a transaction (other than a Change of Control Transaction) involving the direct or indirect Transfer in any manner whatsoever of the ownership interests in a ConocoPhillips Entity which holds any legal title or beneficial ownership or other ownership interest (including in respect of any associated voting rights) in Common Shares which is designed to otherwise circumvent the restrictions contained in Section 3.2 of this Agreement; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

1.2          Headings for Reference Only

The division of this Agreement into Articles, Sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3          Construction and Interpretation

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party because of the authorship of any provision of this Agreement.

Words importing the singular number only shall include the plural and vice versa (including, for certainty, with respect to the defined terms ConocoPhillips Entities and ConocoPhillips Entity). Words importing gender shall include all genders. If a word is defined in this Agreement, a grammatical derivative of that word will have a corresponding meaning. Where the word “including” or “includes” is used in this Agreement it means “including without limitation” or “includes without limitation”, respectively. Any reference to any document shall include a reference to any schedule, amendment or supplement thereto or any agreement in replacement thereof, all as permitted under such document.

A reference herein to any statute includes every regulation (and other similar ancillary instrument having the force of law) made pursuant thereto, all amendments to the statute or to any such regulation (or other similar ancillary instrument) in force from time to time, and any statute or regulation (or other similar ancillary instrument) which supplements or supersedes such statute or regulation (or other similar ancillary instrument); and a reference to any section or provision of a statute includes all amendments to such section or provision, as made from time to time, and all sections or provisions which supplement or supersede such section or provision referred to herein.

Where this Agreement states that a Party “will”, “must” or “shall” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance  with  this Agreement.

The terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections, subsections, paragraphs and subparagraphs are to Articles, Sections, subsections, paragraphs and subparagraphs of this Agreement.

For the purposes of Sections 3.2(b) and 3.2(c) the number of “then-outstanding Common Shares” shall  be equal to the number of Common Shares stated to be outstanding by Cenovus in its then most recently filed annual or quarterly management’s discussion and analysis, as the case may be, adjusted for any subsequent event(s) publicly announced by Cenovus via dissemination of a news release in Canada that has the effect of either increasing or decreasing the number of outstanding Common Shares stated to be outstanding by Cenovus in its then most recently filed annual or quarterly management’s discussion and analysis (other than, to avoid doubt, any equity incentive award or other equity compensation granted to any officer, director or employee of Cenovus or its Affiliates to the extent such awards or compensation remain subject to vesting or do not constitute Common Shares).

1.4          Date for Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action is required to be taken on the next succeeding day which is a Business Day.

1.5          Currency

All sums of money that are referred to in this Agreement are expressed in lawful money of Canada unless otherwise noted.

1.6          Acting Jointly and in Concert

The ConocoPhillips Entities acknowledge and agree that, in addition to any determination that may reasonably be made pursuant to Applicable Securities Laws, all ConocoPhillips Entities, together with each of their Affiliates and respective Representatives, shall in all cases be deemed to be acting jointly, in concert, and jointly and in concert with respect to the matters described in this Agreement and where referenced under Applicable Securities Laws.

ARTICLE 2
VOTING OF SHARES

2.1          Cenovus Board Matters

The ConocoPhillips Entities acknowledge and agree that the Board must act in accordance with the duties and standard of care set forth in Section 122 of the CBCA and in accordance with applicable Law and that the Board is to operate in a manner independent and free from the undue influence of any shareholder(s) of Cenovus. The ConocoPhillips Entities acknowledge and agree that the Board shall not owe any additional duties or standard of care to any ConocoPhillips Entity, or any Affiliate or Representative thereof, relative to any other shareholder of Cenovus, and that no formal or informal committee, structure or process shall be required or requested to be implemented by Cenovus, the Board or Cenovus management to provide information to, or receive input or advice from, any ConocoPhillips Entity, or any Affiliate or Representative thereof, with respect to the business and affairs of Cenovus.

2.2          Voting of Cenovus Shares

Each ConocoPhillips Entity shall, and shall cause its Affiliates and any Representatives acting on behalf of such ConocoPhillips Entity or its Affiliates, to either (i) vote or cause to be voted all Common Shares that it beneficially owns, or over which it or its Affiliates have control or direction, directly or indirectly, in favour of, or (ii) abstain from voting in respect of all Common Shares that it beneficially owns, or over which it or its Affiliates have control or direction, directly or indirectly, in either case in respect of:

(a)           all nominees of the Board or Cenovus management at any annual or other meeting of Cenovus shareholders at which members of the Board are proposed to be elected; and

(b)           any and all other matters in respect of which the Board and Cenovus management has recommended that Cenovus shareholders vote in favour at any meeting of  Cenovus shareholders,

and, for greater certainty shall not withhold any vote or vote against any of the foregoing, and without limiting the foregoing, each ConocoPhillips Entity shall not, and shall cause its Affiliates and any Representatives acting on behalf of such ConocoPhillips Entity or its Affiliates not to:

(c)           knowingly take any action in contravention of or adverse to any Board or Cenovus management nominations or recommendations, including to support the nomination of another individual as a director of Cenovus in lieu of such Board or Cenovus management nominees; or

(d)           vote for or otherwise support in any manner any shareholder proposal or other matter brought forward or proposed to be brought forward as a matter to be voted upon at any meeting of Cenovus shareholders that is not supported, approved and recommended by the Board, and shall vote or cause to be voted all Common Shares that it beneficially owns, or over which it has control or direction, directly or indirectly, against any such proposal or matter.

No later than ten Business Days prior to the date of any meeting of Cenovus shareholders, each ConocoPhillips Entity entitled to exercise voting rights in respect of any Common Shares shall either: (A) deliver or cause to be delivered to Cenovus, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in accordance with the foregoing requirements of this Section 2.2, and all such proxy or proxies described above in this Section 2.2 shall name as proxyholders those individuals as may be designated by Cenovus in the applicable management proxy circular or form of proxy (with full power of substitution) and shall not be revoked without the prior written consent of Cenovus, or (B) certify to Cenovus in writing that each such ConocoPhillips Entity shall abstain from voting in respect of  all Common Shares that it beneficially owns, or over which it or its Affiliates have control or direction, directly or indirectly.

ARTICLE 3
RESTRICTIONS ON SHAREHOLDER ACTIONS AND SHARE TRANSFERS

3.1          Prohibited Activities

Without the prior written consent of Cenovus (which consent may, in the sole discretion of Cenovus, be withheld or given subject to such conditions as Cenovus may in its sole discretion determine), no ConocoPhillips Entity or any of its Affiliates, nor any of their respective Representatives acting on behalf of any ConocoPhillips Entity or any of its Affiliates, will, directly or indirectly, do any of the following or cause such to occur from the date hereof:

(a)           acquire, offer or agree to acquire or make any public proposal to acquire or offer to acquire, in  any  manner,  directly  or  indirectly,  beneficial  ownership  of  or  control  or  direction  over  any:

(i)            voting securities (including Common Shares) or voting rights in respect of voting securities;

(ii)           securities convertible or exchangeable into voting securities (including derivatives or similar instruments which would provide voting rights in respect of voting securities or an entitlement to accept voting securities or any voting rights on settlement); or (iii) assets, of Cenovus or its Subsidiaries, except: (A) pursuant to a stock dividend or dividend-in-kind paid by Cenovus to all holders of Common Shares (which, for certainty, does not include the acquisition of Common Shares in a dividend reinvestment plan of Cenovus), (B) pursuant to a Transfer permitted under Sections 3.2(c)(iv) and 3.3, or Section 3.4, hereunder, or (C) only in the case of assets  of Cenovus or its Subsidiaries, offers and agreements made in the ordinary course of business of Cenovus and of the ConocoPhillips Entity and its Affiliates;

(b)           engage in any discussion or negotiations, conclude any understanding, enter into any agreement or propose or offer to enter into, directly or indirectly, any take-over bid, arrangement, amalgamation, merger, acquisition of all or substantially all of the assets or other business combination or similar transaction with, or change in control transaction involving, Cenovus or its Subsidiaries;

(c)           knowingly engage in, participate in, or in any way initiate, directly or indirectly and whether alone or jointly or in concert with another Person, any “solicitation” (as such term is defined in the CBCA) of proxies or consents, with respect to the voting of any securities of Cenovus, or knowingly initiate, propose or otherwise “solicit” (as such term is defined in the CBCA) securityholders of Cenovus to vote any securities of Cenovus on any matter;

(d)           except as required by and in accordance with Section 2.2, grant any power of attorney over any securities of Cenovus, or deposit any securities of Cenovus in any voting agreement, voting trust, voting pool or similar arrangement or subject any securities of Cenovus to any arrangement or agreement with respect to the voting of any such securities, or grant any proxy with respect to  any securities of Cenovus (other than to the named Cenovus management proxies);

(e)           seek, alone or in concert with others, (i) to requisition or call a meeting of shareholders of Cenovus, (ii) to obtain representation on, or nominate or propose the nomination of any candidate for election to, the Board, or (iii) to effect the removal of any member of the Board or otherwise alter the composition of the Board;

(f)            submit, or induce any Person to submit, any shareholder proposal pursuant to Sections 103(5) or 137 of the CBCA;

(g)           otherwise seek to advise, control, change or influence the business, operations, management, polices or Board of Cenovus;

(h)           make any request to amend, waive or terminate any provision of this Agreement that would reasonably be expected to require Cenovus to make public disclosure relating thereto; or

(i)            enter into any discussions, agreements or understandings with any Person with respect to the foregoing, or knowingly advise, assist or encourage any Person to take any action inconsistent with the foregoing, or publicly disclose any plan, intention or proposal with respect to any of the foregoing.

3.2          Restrictions on Transfers of Shares

Without the prior written consent of Cenovus (which consent may, in the sole discretion of Cenovus, be withheld or given subject to such conditions as Cenovus may in its sole discretion determine), no ConocoPhillips Entity or any of its Affiliates, nor any of their respective Representatives acting on behalf of any ConocoPhillips Entity or any of its Affiliates, will, directly or indirectly:

(a)           for the period ending at 11:59 p.m. Mountain Time on November 17, 2017, Transfer or cause the Transfer of any Common Shares or Hedge or cause the Hedge of its direct or indirect exposure to any Common Shares except as contemplated under Sections 3.2(c)(iii), 3.2(c)(iv) or 3.4;

(b)           complete a Transfer, or cause a Transfer to be completed, of Common Shares pursuant to a  block trade where 5% or more of the then-outstanding Common Shares will be Transferred pursuant to such block trade (whether such block trade is executed at prevailing market prices through registered investment dealers in transactions on the Toronto Stock Exchange or New York Stock Exchange in accordance with the rules and policies of such exchanges or otherwise), provided, however, that the foregoing shall not apply to Transfers effected through an  underwritten public offering (including pursuant to the Registration Rights Agreement) where the applicable ConocoPhillips Entity (or Affiliate thereof) which is the transferor and its Representatives does not know or have reason to believe that such Transfer would result in a violation of Section 3.2(c); or

(c)           Transfer or cause the Transfer, either alone or in the aggregate with any other ConocoPhillips Entity or their respective Affiliates, and whether in a single transaction or a series of related transactions, any Common Shares to any one Person or group of related Persons (including any Affiliates of such Person) or Persons acting jointly or in concert, if such Transfer (or series  thereof) would result in such Person (or group of related Persons or Persons acting jointly or in concert) having been Transferred in such transaction or transactions Common Shares previously held by ConocoPhillips Entities, directly or indirectly, representing 5% or more of the then- outstanding Common Shares including, for certainty, those Common Shares proposed to be Transferred; provided, however, that the foregoing shall not apply to:

(i)            block trades not prohibited by Section 3.2(b) (whether such block trade is executed at prevailing market prices through registered investment dealers in transactions on the Toronto Stock Exchange or New York Stock Exchange in

accordance with the rules and policies of such exchanges or otherwise in accordance with Applicable Securities Laws) or other Transfers, in each case where the applicable ConocoPhillips Entity (or Affiliate thereof) which is the transferor and its Representatives does not know or have reason to believe that such Transfer would result in a violation of Section 3.2(c) and has, as a term of such transaction, required any involved registered investment dealer to not knowingly effect such a result;

(ii)           Transfers effected through an underwritten public offering (including pursuant to the Registration Rights Agreement);

(iii)          Transfers effected as a result of the consummation of a transaction which has been approved by a resolution of Cenovus shareholders, or made to an offeror in relation to a take-over bid where the offeror pursuant to such take-over bid is proposing to acquire such Common Shares from the ConocoPhillips Entity or ConocoPhillips Entities in connection with an identical offer made to all holders of Common Shares (in terms of price, timing, proportion of securities sought to be acquired and conditions) and does not acquire any such Common Shares unless the offeror also acquires a proportionate number of Common Shares actually tendered to such identical offer; or

(iv)          Transfers made to an Affiliate in accordance with Section 3.3 hereof;

provided, however, that any ConocoPhillips Entity (or an Affiliate thereof) who acquires any Common Shares as a result of any of the foregoing provisions shall: (i) to the extent that it is already a Party to this Agreement, continue to be bound by this Agreement in respect of all Common Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, at any time; and (ii) to the extent that, prior to such acquisition, it was not a Party to this Agreement, agrees to be bound by and become a Party to this Agreement as a “ConocoPhillips Entity” (and ConocoPhillips agrees to cause such ConocoPhillips Entity (or any Affiliate) to become a party hereto) and, concurrent with the completion of such Transfer shall validly execute and deliver a joinder or similar document in order to effect the foregoing.

3.3          Transfers to Affiliates

Notwithstanding Section 3.2, a ConocoPhillips Entity may Transfer all or any portion of the Common Shares legally or beneficially owned by such ConocoPhillips Entity to an Affiliate of such ConocoPhillips Entity, provided that such Affiliate agrees to be bound by and become a Party to this Agreement as and in the manner contemplated in the final paragraph of Section 3.2. Prior to any such transferee ceasing to be an Affiliate of ConocoPhillips, ConocoPhillips shall cause such Common Shares to be Transferred to another ConocoPhillips Entity. A ConocoPhillips Entity, or its Affiliate, shall promptly (and in any event within three Business Days) notify Cenovus if it engages in any of the transactions referred to in this Section 3.3.

3.4          Transfers in Change of Control Transaction

Notwithstanding anything in Section 3.2 or elsewhere in this Agreement to the contrary, any transaction in which a person or “group” of persons acquires, directly or indirectly, including by merger, consolidation, asset  sale,  acquisition,  liquidation,  dissolution,  restructuring,  reorganization,  recapitalization  or other business combination transaction, control of at least a majority of the equity or assets of ConocoPhillips (each, a “Change of Control Transaction”) shall be a permitted Transfer and Hedge of Common Shares for all purposes under this Agreement and shall not be deemed to violate in any manner any of the restrictions imposed in Article 2 or Article 3 of this Agreement.

ARTICLE 4
CONFIDENTIALITY AND RIGHTS TO INFORMATION

4.1          No Rights to Information

Each ConocoPhillips Entity agrees that neither it nor its Affiliates or their respective Representatives shall have any rights under this Agreement to be provided or obtain from Cenovus, and Cenovus shall have no duty or obligation under this Agreement to provide to any ConocoPhillips Entity or its Affiliates or their respective Representatives, any material non-public information that has not been generally disclosed to the public (including any information which Cenovus senior management determines could reasonably constitute a material change or material fact under Applicable Securities Laws) or any other preferential treatment with respect to access to Cenovus’s material information, including with respect to Cenovus’s annual and quarterly reporting. The Parties further agree that the ConocoPhillips Entities, their Affiliates and their respective Representatives will not be provided with any enhanced or special access  to Cenovus management, and will be afforded the same access to Cenovus management as any other shareholder of Cenovus, having regard to the ConocoPhillips Entities’ collective securities ownership in Cenovus at the relevant time, and that Cenovus’s management shall have no reporting requirement or relationship with any ConocoPhillips Entity, either formally or informally, other than through Cenovus’s customary investor relations functions.

4.2          Confidential Information

Each ConocoPhillips Entity hereby agrees that, without the prior written consent of Cenovus (which consent may, in the sole discretion of Cenovus, be withheld or given subject to such conditions as Cenovus may in its sole discretion determine), neither it nor any of its Affiliates, nor any of their respective Representatives acting on behalf of any ConocoPhillips Entity or any of its Affiliates (each an “Informed Party”), will at any time use, disclose or make available, to any Person, any information (herein “Confidential Information”) concerning the business or activities carried on by Cenovus which is acquired in connection with the matters, transactions or activities contemplated herein or in the Registration Rights Agreement, provided that notwithstanding the foregoing, an Informed Party may make use of, reveal or disclose Confidential Information:

(a)                                 where it is already in the public domain when disclosed to the Informed Party or becomes, after having been disclosed to the Informed Party, generally available to the public through publication or otherwise, unless the publication or other disclosure was made directly or indirectly by the Informed Party in breach of this Agreement;

(b)                                 as legally required in order to comply with applicable Laws, the orders or directives of any Governmental Authority or court of competent jurisdiction, the requirements of any stock exchange, or an order, directive or requirement of any other regulatory authority having jurisdiction over the Informed Party; or

(c)                                  where it was made available to the Informed Party on a non-confidential basis from a third party source (excluding any other Informed Party or an Affiliate or Representative of an Informed Party or its Affiliate) which, to the knowledge of the Informed Party, acting reasonably, is not subject to an obligation of confidentiality in relation to such information.

If an Informed Party or any of its Affiliates or their respective Representatives becomes legally required pursuant to Section 4.2(b) to disclose any Confidential Information, the Informed Party will, to the extent practicable and not prohibited by applicable Law, provide Cenovus with prompt written notice of such requirement so that Cenovus may seek a protective order or other appropriate remedy (at Cenovus’s sole cost and expense, unless such requirement to disclose is the result of a breach by any ConocoPhillips Entity or its Affiliates or Representatives of the confidentiality obligations under this Section 4.2), or waive compliance by the Informed Party or an applicable Affiliate or Representative with this paragraph. If such protective order or remedy is not obtained, the Informed Party will (and, in any case where the applicable request, order or other requirement is directed or applicable to an Affiliate or Representative of the

Informed Party or its Affiliate, will cause such Affiliate or Representative to) furnish only that portion of such Confidential Information that is legally required to be disclosed and will use reasonable commercial efforts to obtain (at Cenovus’s sole cost and expense, unless such requirement to disclose is the result of a breach by any ConocoPhillips Entity or its Affiliates or Representatives of the confidentiality obligations under this Section 4.2) an assurance that such Confidential Information that is disclosed will be accorded confidential treatment. In addition, the Informed Party will (and will cause its applicable Affiliates and their respective Representatives to) provide all cooperation that Cenovus may reasonably request in connection with any effort on the part of Cenovus to obtain any such protective order or other remedy.

4.3          Access to Investor Meetings

Cenovus shall invite ConocoPhillips to attend any investor day and provide access to any management presentations provided by Cenovus on the same basis as other institutional investors beneficially owning Common Shares.

4.4          Cooperation Concerning Reporting Matters

For as long as any ConocoPhillips Entity is required by Law, as reasonably determined by  ConocoPhillips, to include any information with respect to Cenovus or the assets purchased in the Acquisition Transaction in any document filed with or submitted to the U.S. Securities and Exchange Commission, Cenovus shall use its commercially reasonable efforts to provide, at ConocoPhillips’ sole cost and expense, such assistance as ConocoPhillips reasonably requests to comply with Applicable Securities Laws.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties of Cenovus

Cenovus represents and warrants to each of the ConocoPhillips Entities that:

(a)                                 it has the requisite corporate power and capacity to enter into and deliver this Agreement and to perform its obligations hereunder;

(b)                                 all necessary action has been taken by or on behalf of Cenovus to authorize the execution, delivery and performance of this Agreement, and this Agreement has been duly authorized, executed and delivered by Cenovus and constitutes a valid and legally binding obligation of Cenovus, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

(c)                                  neither the entering into nor the delivery of this Agreement by Cenovus nor the performance by Cenovus of its obligations hereunder will result in any breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under:

(i)                                     any provisions of the articles or by-laws or other constating documents of Cenovus;

(ii)                                  any of the resolutions of the Board or the shareholders of Cenovus;

(iii)                               any agreement or other instrument to which Cenovus is a party or by which it is bound; or

(iv)                              any applicable Laws; and

(d)                                 all of the foregoing representations and warranties will continue to be true and correct during the continuance of this Agreement.

5.2          Representations and Warranties of the ConocoPhillips Entities

Each of the ConocoPhillips Entities represents and warrants to Cenovus that:

(a)                                 on the date hereof following the issuance of Common Shares pursuant to the Acquisition Transaction, it will beneficially own or exercise control or direction over, directly or indirectly, the number of Common Shares set forth in Schedule “A” to this Agreement, and that such Common Shares are not subject to any mortgage, lien, charge, pledge, encumbrance, security interest or adverse claim and that no Person has any rights to become an owner, holder or possessor of any of such Common Shares or of the certificates representing the same;

(b)                                 no Affiliate of any ConocoPhillips Entity that is not a Party to this Agreement owns any Common Shares as of the date hereof;

(c)                                  it has the requisite corporate power and capacity to enter into and deliver this Agreement and to perform its obligations hereunder;

(d)                                 all necessary action has been taken by or on behalf of it to authorize the execution, delivery and performance of this Agreement, and this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court; and

(e)                                  neither the entering into nor the delivery of this Agreement by it nor the performance by it of its obligations hereunder will result in any breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under:

(i)                                     any provisions of its articles, by-laws, partnership or trust agreement or other constating documents, as applicable;

(ii)                                  any of the resolutions of its board of directors, general partner, trustee or similar body, or its securityholders, partners or beneficiaries, as applicable;

(iii)                               any agreement or other instrument to which it is a party or by which it is bound; or

(iv)                              any applicable Laws; and

(f)                                   that all of the foregoing representations and warranties (other than with regards to the number of securities owned beneficially or held by such ConocoPhillips Entity) will continue to be true and correct during the continuance of this Agreement with respect to such ConocoPhillips Entity.

ARTICLE 6
GENERAL PROVISIONS

6.1          Further Assurances

Each of the Parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement, in each case at such Party’s own cost and expense (except as otherwise explicitly addressed in this Agreement).

6.2          Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

6.3          Assignment

This Agreement may not be assigned by a ConocoPhillips Entity without the prior written consent of Cenovus; provided, however, this Agreement may, following prior written notice to Cenovus, be assigned by a ConocoPhillips Entity to any Person who is a permitted transferee of Common Shares pursuant to the terms of this Agreement and the assigning ConocoPhillips Entity will be fully released from its obligations under this Agreement if following such Transfer the Transferring ConocoPhillips Entity no longer beneficially owns, or exercises control or direction over, directly or indirectly, any Common Shares. Upon any permitted transferee(s) or assignee(s) executing an instrument in writing agreeing to be bound by this Agreement, the transferee(s) or assignee(s) will be entitled to its benefit and be bound by all of its terms as if it were an original signatory hereto as a “ConocoPhillips Entity”. For the avoidance of doubt, nothing in this Section 6.3 shall in any way restrict or limit any Transfer otherwise permitted pursuant to Sections 3.2(c), 3.3 or 3.4.

This Agreement may not be assigned by Cenovus without the prior written consent of each  ConocoPhillips Entity, provided that in the event the Common Shares are converted, reclassified, exchanged or otherwise changed pursuant to a reorganization, amalgamation, merger, arrangement or other form of reorganization in which the shareholders of Cenovus will continue to hold at least 50% of  the voting common equity interests of the surviving entity, this Agreement may be assigned by Cenovus to its successor pursuant to any such transaction without the prior written consent of the ConocoPhillips Entities.

6.4          Remedies and Breaches

(a)                                 Each of the ConocoPhillips Entities, on the one hand (and for the purposes of this Section 6.4 collectively considered to be a “Party”), and Cenovus, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury may not be adequately compensable in damages. It is accordingly agreed that each of the ConocoPhillips Entities, on the one hand, and Cenovus, on the other hand, shall, in addition to any other remedy to which they may be entitled at law or in equity, each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other Party hereto will not take any action, directly or indirectly, in opposition to the Party seeking relief on the grounds that any other remedy or relief  is available at law or in equity. The prevailing Party in any such action shall be entitled to recover legal fees and expenses from the non-prevailing Party.

(b)                                 Each ConocoPhillips Entity on the one hand, and Cenovus on the other hand, acknowledges that it shall be liable for any breach of this Agreement by any of its Affiliates or any of its or its Affiliates’ Representatives or other Persons acting on their behalf, and that it shall inform its and its Affiliates’ Representatives of the terms of this Agreement and shall cause them to comply with them.

6.5          All Securities Subject to this Agreement

Each of the Parties will be bound by the terms, rights, obligations and restrictions of this Agreement with respect to all Common Shares held or beneficially owned or over which control or direction is exercised, directly or indirectly (including any Common Shares acquired by any ConocoPhillips Entity or its Affiliates after the date hereof as permitted hereby), until this Agreement is terminated as set forth below in Section 6.6.

6.6          Term and Termination

This Agreement will continue in force until the earlier of the date on which:

(a)                                 this Agreement is terminated by the written agreement of the Parties; and

(b)                                 the Registration Rights Agreement terminates in accordance with its terms,

except that (i) the provisions of Article 4 (other than Section 4.1 and Section 4.3) and this Article 6 shall continue in full force and effect notwithstanding any termination of this Agreement, and (ii) termination of this Agreement will not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to the time of termination and such rights and obligations, including any indemnities and remedies, will continue in full force and effect and survive the termination of this Agreement.

6.7          Notices

All notices required or permitted pursuant to the terms of this Agreement shall be in writing and shall be given by personal delivery or facsimile or electronic mail transmittal during normal business hours on any Business Day to the address for ConocoPhillips or Cenovus, as applicable, as set forth below. Any such notice or other communication given hereunder shall, if personally delivered or sent by facsimile or electronic mail transmittal (with confirmation received), be conclusively deemed to have been given or made and received on the day of delivery or facsimile or electronic mail transmittal  (as the case may be) if such delivery or facsimile or electronic mail transmittal occurs during normal business hours of the recipient on a Business Day and if not so delivered or transmitted during normal business hours on a Business Day, then on the next Business Day following the day of delivery or transmittal. The Parties hereto may give from time to time written notice of change of address in the manner aforesaid.

Notices shall be provided:

(a)                                 To ConocoPhillips:

c/o ConocoPhillips Canada Resources Corp.

401 – 9th Avenue S.W.

Calgary, Alberta  T2P 3C5

Attention: Land and Business Development Manager

(b)                                 To Cenovus: Cenovus Energy Inc.

500 Centre Street S.E.

P.O. Box 766

Calgary, Alberta T2P 0M5

Attention: Director, New Resource Plays

With a copy to:

Cenovus Energy Inc.

500 Centre Street S.E.

P.O. Box 766

Calgary, Alberta  T2P 0M5

Attention: Principal, Reserves & Resources Governance

With a copy to:

Cenovus Energy Inc.

500 Centre Street S.E.

P.O. Box 766

Calgary, Alberta  T2P 0M5

Attention: Assistant Corporate Secretary

6.8          Non-Merger

Each Party hereby agrees that, except as specifically provided for herein, all provisions of this Agreement shall forever survive the execution and delivery of this Agreement and any and all documents delivered in connection herewith.

6.9          Third Party Beneficiaries

Except in relation to the transferees and assignees contemplated in Sections 3.3 and 6.3, this Agreement is not intended to confer any rights, remedies, obligations or liabilities upon any Person other than the Parties to this Agreement and their respective successor or permitted assigns.

6.10        Costs

All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fee, cost or expense, whether or not the transactions contemplated hereunder are completed.

6.11        Governing Law and Attornment

The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Any legal actions or proceedings with respect to this Agreement shall be brought in the courts of the Province of Alberta. Each Party  hereby attorns to and accepts the jurisdiction of such courts.

6.12        Waivers

No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, such waiver shall be limited to the specific breach waived.

6.13        Time of Essence

Time is of the essence in respect of this Agreement.

6.14        Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and cancels and supersedes any prior understanding and agreements among the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory with respect to the subject matter hereof among the Parties, other than as expressly set forth in this Agreement.

6.15        Enurement

This Agreement will be binding upon and enure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns from time to time.

6.16        Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

6.17        Facsimile Execution

Execution and delivery of this Agreement may be effected by any Party by facsimile or other electronic transmission of the execution page hereof to the other Parties, and such facsimile or other electronic copy will be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF, the Parties have hereto caused this Agreement to be duly executed as of the date first written above.

CENOVUS ENERGY INC.			CONOCOPHILLIPS COMPANY

Per:	/s/ Ivor M. Ruste		Per:	/s/ Angela Avery
	Name:	Ivor M. Ruste		Name:	Angela Avery
	Title:	Executive Vice-President &		Title:	Deputy General Counsel,
		Chief Financial Officer			Corporate, Commercial and
Chief Commercial Officer
Per:	/s/ Alan C. Reid
	Name:	Alan C. Reid
	Title:	Executive Vice-President
Environment, Corporate Affairs,
Legal & General Counsel

Signature Page to Investor Agreement

SCHEDULE “A”

OWNERSHIP OF EQUITY SHARES

Name of ConocoPhillips Entity	Number of Common Shares Beneficially Owned, or over which Control or Direction is Exercised as of May 17, 2017
ConocoPhillips Company	208,000,000